Pricing Supplement No. 29 dated April 28, 2004 (to Prospectus dated August 6, 2003 and Prospectus Supplement dated August 6, 2003)	Filed under Rule 424(b)(3) File No. 333-107132

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$1,000,000,000	Floating Rate Notes:	☐	Fixed Rate Notes:	☒

Original Issue Date:	May 5, 2004	Closing Date: May 5, 2004		CUSIP Number:	78442F CJ5

Maturity Date:	May 15, 2014	Option to Extend Maturity:	☒ No	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:	☐ Yes

Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Dates:	Not Applicable.

Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.

	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Fixed Rate Notes Only:

Interest Rate:	5.375%	Interest Payment Dates:	Each May 15th and November 15thduring the term of the Notes, beginning November 15, 2004, subject to adjustment in accordance with the following business day convention.

Interest Accrual Method:	30/360	Interest Periods:	From and including the Closing Date, or the previous May 15th or November15th, as the case may be, to and including the next succeeding May 14th or November 14th, as the case may be, with no adjustment to period end dates for accrual purposes.

Citigroup	JPMorgan	Morgan Stanley

Joint Book-Running Managers

Banc of America Securities LLC Credit Suisse First Boston Scotia Capital	Barclays Capital Goldman, Sachs & Co. Wachovia Securities

Co-Managers

April 28, 2004

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
	Agents	Principal Amount of Notes
	J.P. Morgan Securities Inc.	$ 266,668,000.00
	Citigroup Global Markets Inc.	266,667,000.00
	Morgan Stanley & Co. Incorporated	266,667,000.00
	Banc of America Securities LLC	33,333,000.00
	Barclays Capital Inc.	33,333,000.00
	Credit Suisse First Boston LLC	33,333,000.00
	Goldman, Sachs & Co.	33,333,000.00
	Scotia Capital (USA) Inc.	33,333,000.00
	Wachovia Capital Markets, LLC	33,333,000.00
	Total	$1,000,000,000.00
Issue Price:	99.776%.
Agents' Commission:	0.450%.
Net Proceeds:	$993,260,000.
Concession:	0.300%.
Reallowance:	0.125%.
CUSIP Number:	78442F CJ5
ISIN Number:	US78442F CJ57

An affiliate of one of the underwriters has entered into a swap transaction with the issuer in connection with the Notes and may have received compensation in connection with that transaction.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.

MTN 0074